Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated October 2, 2020 to

Pricing Supplement No. 23 , dated May 14, 2019 and Pricing Supplement No. 24, dated May 14, 2019, in each case to Prospectus Supplement and

Prospectus each dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)

Medium-Term Note Program, Series F

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 4, 2020 and October 2, 2020:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,300,000	53.891%	$700,583	September 8, 2020
$1,500,000	53.579%	$803,685	September 14, 2020
$45,000,000	53.579%	$24,110,550	September 14, 2020
$500,000	54.225%	$271,125	September 22, 2020
$500,000	55.180%	$275,900	September 23, 2020

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 4, 2020 and October 2, 2020:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	42.873%	$214,365	September 22, 2020
$1,400,000	42.835%	$599,690	September 22, 2020

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$50,700,000	53.207%	$26,975,898	$2,943.07 (1)

(1)       The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$2,943.07 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$87,303.34 as of the date hereof. After payment of the registration fee for this offering, US$84,360.27 remains available in SEK’s account for future registration fees.